Exhibit 8.1

List of Significant Subsidiaries of United Microelectronics Corporation

Company	Jurisdiction of Incorporation	Percentage of Ownership as of December 31, 2009

UMC Group (USA)	California, USA	100.00%
United Microelectronics (Europe) B.V.	The Netherlands	100.00%
UMC Capital Corp.	Cayman Islands	100.00%
United Microelectronics Corp. (Samoa)	Samoa	100.00%
TLC Capital Co., Ltd	Taiwan, ROC	100.00%
UMCi Ltd.	Singapore	100.00%
UMC New Business Investment Corp.	Taiwan, ROC	100.00%
Alpha Wisdom Limited	Cayman Islands	100.00%
Green Earth Limited	Samoa	100.00%
Fortune Venture Capital Corp.	Taiwan, ROC	99.99%
UMCJ	Japan	94.79%
Unitruth Investment Corp.	Taiwan, ROC	99.99%
UMC Capital (USA)	California, USA	100.00%
ECP VITA Ltd.	British Virgin Islands	100.00%
Soaring Capital Corp.	Samoa	100.00%
Unitruth Advisor (Shanghai) Co., Ltd.	China	100.00%
United Lighting Opto-Electronic Inc.	Taiwan, ROC	95.54%
Everrich Energy Corp.	Taiwan, ROC	93.75%
Everrich Energy Investment (HK) Limited	China	93.75%
Yongsheng (ShanDong) Energy Co.	China	93.75%